Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMBIMATRIX CORPORATION

ARTICLE I

The name of the corporation is CombiMatrix Corporation.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The number of shares of stock that the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

ARTICLE V

The Board of Directors is expressly authorized to make and alter the Bylaws of the corporation, without any action on the part of the stockholders; but the Bylaws made by the directors and the powers so conferred may be altered or repealed by the directors or the stockholders.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.